EXHIBIT 8.1

SUBSIDIARIES OF GROWN ROGUE INTERNATIONAL INC. AS AT OCTOBER 31, 2019

Grown Rogue International Inc.
100% owned subsidiaries incorporated in the Province of Ontario	100% owned subsidiary Organized in Oregon
Grown Rogue Canada Corp. (incorporated November 15, 2018)	Grown Rogue Unlimited, LLC (organized in Oregon October 31, 2016)

Grown Rogue Unlimited, LLC
100% owned subsidiaries of Grown Rogue Unlimited, LLC organized in Oregon*
Grown Rogue Gardens, LLC (organized November 1, 2016)	Grown Rogue Distribution, LLC (organized November 1, 2016)	GRU Properties, LLC (organized November 1, 2016)	GRIP, LLC (organized October 31, 2016)	Grown Rogue Meds, LLC (organized October 31, 2016)

*	Grown Rogue Unlimited, LLC also owns (i) a 60% interest in Idalia, LLC, an Oregon limited liability company that was organized June 20, 2018; (ii) a 60% interest in GRD Cali, LLC, a California limited liability company that was organized August 15, 2018; and (iii) an 87% interest in GR Michigan, LLC, a Michigan limited liability company that was organized January 3, 2020.